UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  March 29, 2010

CDSS Wind Down Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2100 McKinney Avenue
Suite 1500
Dallas, Texas 75201
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(214) 520-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements
     This report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed due to factors such as, among others, the risk that the contemplated merger with Green Energy Management Systems, Inc. (“GEM”) might not be consummated, the limited operating history of GEM, difficulty in developing, exploiting and protecting its proprietary technologies, intense competition and substantial regulation in the energy industry.

Item 1.01 Entry into a Material Definitive Agreement

On March 29, 2010, we entered into a definitive merger agreement with Green Energy Management Systems, Inc. Pursuant to the merger agreement, we will effect a 1 for 3 reverse split of our outstanding common stock, issue  post-split shares constituting approximately 80% of our outstanding shares in exchange for all of the outstanding common stock of GEM, replace our officers and directors with those of GEM, and change our name to “Green Energy Management Systems Holdings, Inc.”  Copies of the merger agreement and a related press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and copies of the charter amendments will be attached to an information statement to be filed prior to closing.

The parties each made customary representations and warranties in the merger agreement, which is subject to customary closing conditions, as well as a condition that we raise $1.25 million in new capital prior to closing (with a corresponding reduction in the amount of shares issuable pursuant to a convertible note held b our chief executive officer). The merger agreement contains termination rights for both parties. The merger is expected to close in the second quarter of 2010. No assurance can be given that the conditions to closing the transactions contemplated by the merger agreement will be satisfied, or that the transactions contemplated by the merger agreement ultimately will be consummated.

The foregoing description of the merger agreement is not complete and is qualified in its entirety by the full and complete terms of the merger agreement, which is attached as Exhibit 10.1 to this current report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1           Merger Agreement with Green Energy Management Systems, Inc., dated March 29, 2010

99.1           Press Release, dated March 31, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDSS Wind Down Inc.,
a Delaware corporation

Dated: March 31, 2010	/s/ Steven B. Solomon
Steven B. Solomon
Chief Executive Officer